Exhibit 23.4

June 25, 2003

Taiwan Semiconductor

    Manufacturing Company Limited,

        No. 8, Li-Hsin Road 6,

            Science-Based Industrial Park,

                Hsinchu, Taiwan.

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of common shares, par value NT$10 per share (“Common Shares”), of Taiwan Semiconductor Manufacturing Company Limited, represented by American Depositary Shares (the “ADSs”) to be evidenced by American Depositary Receipts, we have acted as your United States counsel.

We hereby consent to the reference to us under the heading “Validity of Securities” in the prospectus contained in the registration statement filed today (the “Registration Statement”) relating to the Common Shares, and to the filing of this consent as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,